Exhibit 99.2

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

	Sun New Media to Acquire Lifestyle	February 14, 2006
NASD OTCBB: SNMD	Magazines Publishing Pte Ltd
Prime Zone, Diamond Bar, California, February 14, 2006: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced an agreement with United Home Limited (“UHL”) to acquire 100% controlling interest in Lifestyle Magazines Publishing Pte. Ltd. (“Lifestyle”). Incorporated in Singapore, Lifestyle is one of Southeast Asia’s leading publishers of lifestyle and special interest magazines.
Through the acquisition, SNMI will gain ownership of six popular magazine titles: New Man, Home Concepts, Space, Today’s Parents, Se Xiang Wei, and Pregnancy Guide. All of the titles will be available for distribution through the company’s interactive marketing and e-publishing platforms, further enhancing SNMI’s broad content library and demographic reach.
“The content acquired through Lifestyle further fortifies our position as the leading interactive marketing and media services company for a broad range of target consumers in China and Southeast Asia,” said Mr. John Li, co-CEO of SNMI.
Lifestyle has a paid up capital of US$2,512,000 comprising 2,152,000 shares of S$1 each. According to the Purchase Agreement, SNMI will acquire 100% of Lifestyle’s outstanding shares for HK$29,000,000, to be satisfied in full through the issuance of 978,406 new restricted common shares in SNMI at US$3.80 per share.
About Sun New Media

Sun New Media Inc (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market.
For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net

Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that SNMI will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.